Exhibit 10.11
WINDSTREAM
EXECUTIVE DEFERRED COMPENSATION PLAN
This plan is hereby adopted by Alltel Holding Corp., effective as of July 16, 2006.
RECITALS
     Pursuant to Section 8.03 of the Employee Benefits Agreement by and between Alltel Corporation and the Company dated as of December 8, 2005, as amended (the “Employee Benefits Agreement”), (i) the Company agreed to establish, or cause to be established, a plan for Spinco Employees and Spinco Individuals (as defined in the Employee Benefits Agreement), the provisions of which are substantially identical to the provisions of the Alltel Corporation Executive Deferred Compensation Plan (including any sub-plans related thereto) (the “1993 Plan”), and (ii) the obligations and liabilities with respect to Spinco Employees and Spinco Individuals under the 1993 Plan were required to be transferred to and assumed by such plan. The Company has adopted this Windstream Executive Deferred Compensation Plan (the “Plan”) to administer the benefits of the Spinco Employees and Spinco Individuals that were transferred from the 1993 Plan pursuant to the Employee Benefits Agreement and related Assignment and Assumption Agreement between Alltel Corporation and the Company dated as of July 16, 2006 (the “Assumption Agreement”).
ARTICLE I
DEFINITIONS
     For the purposes hereof, the following words and phrases shall have the meanings indicated:
     1.1. Assumption Agreement shall have the meaning given such term in the Recitals.
     1.2. Beneficiary shall mean the beneficiary or beneficiaries designated in accordance with the Plan to receive the amount of the remaining balance of the Deferred Compensation Account in the event of the death of the Participant prior to his receipt of the entire amount of the Deferred Compensation Account.
     1.3. Board shall mean the Board of Directors of the Company.
     1.4. Code shall mean the Internal Revenue Code of 1986, as amended.
     1.5. Committee shall mean the Compensation Committee of the Board or its delegate.
     1.6. Company shall mean Alltel Holding Corp., a Delaware corporation, and its successors and survivors, including, without limitation, the surviving corporation resulting from the proposed merger between the Company and Valor Communications Group, Inc. pursuant to the terms of the Agreement and Plan of Merger dated as of December 8, 2005, among Alltel

Corporation, Alltel Holding Corp., and Valor Communications Group, Inc. (which merged corporation is to be known as Windstream Corporation).
     1.7. Deferred Compensation Account shall mean the bookkeeping account maintained on behalf of each Participant in accordance with Section 2.2 hereof, as adjusted for earnings as provided in Section 2.3 hereof.
     1.8. Distribution Election shall mean the distribution election agreement filed by the Participant under the 1993 Plan, including any election filed pursuant to Notice 2005-1, Q&A-19(c) and the applicable proposed Treasury regulations issued under Section 409A of the Code. The Distribution Elections of the Participants are attached hereto as Exhibit B.
     1.9. Effective Date shall mean July 16, 2006.
     1.10. Employee Benefits Agreement shall have the meaning given such term in the Recitals.
     1.11. 1993 Plan shall have the meaning given such term in the Recitals.
     1.12. Participant shall mean each individual listed on Exhibit A who, in conjunction with his Beneficiary, has not received a complete distribution of his Deferred Compensation Account.
     1.13. Plan shall mean the deferred compensation plan, as set forth herein, together with all amendments hereto, which Plan shall be called the “Windstream Executive Deferred Compensation Plan”.
     1.14. Subsidiary shall mean any corporation or other entity or enterprise, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others serving similar functions with respect to such corporation or other entity or enterprise is owned by the Company or other entity or enterprise of which the Company directly or indirectly owns securities or other interests having all the voting power.
ARTICLE II
DEFERRED COMPENSATION ACCOUNTS
     2.1. Participation. The individuals listed on Exhibit A shall be the Participants of the Plan as of the Effective Date. Plan participation shall be limited to those Participants listed on Exhibit A as of the Effective Date and no individual may become a Participant after the Effective Date. Participants shall not be entitled to defer compensation for any year pursuant to this Plan.
     2.2. Deferred Compensation Account. As of the Effective Date, each Participant shall have credited to his or her Deferred Compensation Account the amount credited to his or her Deferred Compensation Account under the 1993 Plan immediately prior to the Effective Date, as set forth opposite each such Participant’s name on Exhibit B to the Assumption Agreement. Notwithstanding anything contained herein to the contrary, the elections made by such Participants under the 1993 Plan (including, without limitation, elections regarding timing and manner of payment of benefits and designation of Beneficiaries) shall be carried over and shall apply for purposes of the Plan, subject to any change of election rights under the Plan. On and after the Effective Date, the Participants shall only be entitled to benefits under the terms and conditions of this Plan and shall cease to have any rights under the terms of the 1993 Plan.
     2.3. Crediting of Earnings. From and after July 18, 2006, each Participant’s Deferred Compensation Account will be credited with gains, losses and earnings in accordance with the investment crediting options and procedures in effect for each Participant under the 1993 Plan and Exhibit C.
     2.4. Payment of Deferred Compensation Account. The amount of the Participant’s Deferred Compensation Account, together with any interest and earnings credited to the Deferred Compensation Account in accordance with Section 2.3, shall be paid to the Participant in a lump sum or in a number of approximately equal annual installments (not to exceed 5), as designated by the Participant on the Distribution Election. The lump sum payment or the first annual installment, as the case may be, shall be made on the date specified by the Participant on his or her Distribution Election. In the event that a Deferred Compensation Account is paid in installments (i) the amount of each installment shall equal the quotient obtained by dividing the Participant’s Deferred Compensation Account balance as of the end of the day preceding the date of such installment payment by the number of installment payments remaining to be paid at the time of the calculation, and (ii) the amount of such Deferred Compensation Account remaining unpaid shall continue to be credited with gains, losses and earnings as provided in Section 2.3 hereof.
     2.5. Death of Participant. In the event of the death of a Participant, the amount of the Participant’s Deferred Compensation Account shall be paid to the Beneficiary, designated on a form provided by the Company, in accordance with the Participant’s Distribution Election and Section 2.4 of this Article. A Participant’s Beneficiary designation may be changed at any time prior to his death by execution and delivery of a new Beneficiary designation on a form provided by the Company. The Beneficiary designation on file with the Company at the time of the Participant’s death which bears the latest date shall govern, and any Beneficiary designation received thereafter shall be disregarded. In the absence of a Beneficiary designation, the Participant’s Beneficiary shall be his estate. Notwithstanding anything contained herein to the contrary, the Beneficiary designation filed by the Participant under the 1993 Plan shall continue to apply to this Plan unless changed as provided herein.
     2.6. Small Payments. Notwithstanding the foregoing, if the annual installment payments elected by a Participant would result in an annual payment of less than $500.00, the entire amount of the Deferred Compensation Account shall be paid in a lump sum in accordance with Section 2.4 of this Article.
     2.7. Hardship. A Participant or Beneficiary shall have the right to request, on a form provided by the Committee, an accelerated distribution of all or a portion of his Deferred Compensation Account in a lump sum if he experiences an unforeseeable emergency within the meaning of Section 409A of the Code. The Committee shall have the sole and absolute discretion to determine whether to grant such a request and the amount to distribute pursuant to such request. Notwithstanding the preceding sentence, the amounts distributed to a Participant or Beneficiary may not exceed the amount reasonably necessary to satisfy such unforeseeable emergency, which may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated as a result of the payment(s), after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Payment shall be made ten (10) days following the determination by the Committee that a hardship withdrawal will be permitted.
     2.8. Change in Control. The entire balance of a Participant’s Deferred Compensation Account shall be distributed to him in a single lump sum payment ten (10) days following the occurrence of a “Change in Control” (or as soon as administratively practicable thereafter), as such term is defined in the Windstream Corporation 2006 Equity Incentive Plan, as amended, provided, however, that such occurrence also constitutes a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, a Change in Control shall not be deemed to have occurred by reason of any transaction or series of transactions contemplated by the (i) Distribution Agreement by and between Alltel Corporation and the Company dated as of December 8, 2005 or (ii) Agreement and Plan of Merger, dated as of December 8, 2005, among Alltel Corporation, the Company, and Valor Communications Group, Inc.
     2.9. Legal Incompetency. Notwithstanding any other provision of the Plan, the Committee may, in its sole and absolute discretion, make or cause to be made payment either directly to an incompetent or disabled person to whom any payment is owed under the Plan, or to the guardian of such person, or to the person having custody of such person, without further liability for the amount of such payment on the part of the Company or any other person to the person on whose account such payment is made.
     2.10. Amendment of Distribution Election. Unless otherwise provided by the Committee, and notwithstanding anything contained herein to the contrary, a Participant may, no later than December 31, 2006 (or such earlier date specified by the Committee), elect on a form provided by the Company, and subject to the terms and conditions established by the Committee, to (i) change the date of payment of his Deferred Compensation Account to a date otherwise permitted under Section 409A of the Code; or (ii) change the form of payment of his Deferred Compensation Account to a form of payment otherwise permitted under Section 409A of the Code. Notwithstanding the preceding sentence, a Participant may not cause payments to be made in 2006. This Section 2.10 is intended to comply with Notice 2005-1, Q&A-19(c) and the applicable proposed Treasury regulations issued under Section 409A of the Code and shall be interpreted in a manner consistent with such intent. Any amendment of a Distribution Election which does not satisfy the conditions set forth above shall be of no force or effect.

ARTICLE III
ADMINISTRATION
     3.1. General. The Committee shall be responsible for the general administration of the Plan and for carrying out the provisions hereof and shall be the “plan administrator” for purposes of the Employee Retirement Income Security Act of 1974, as amended from time to time. The Committee shall have all such powers as may be necessary to carry out the provisions of the Plan, including the power to determine all questions relating to eligibility for and the amount in each Deferred Compensation Account and all questions pertaining to claims for benefits and procedures for claim review; to resolve all other questions arising under the Plan, including any questions of construction and any factual determinations; and to take such further action as the Committee shall deem advisable in the administration of the Plan. The Committee shall have sole and absolute discretion in the exercise of its powers of administration of the Plan, and the actions taken and the decisions made by the Committee under the Plan shall be final and binding upon all interested parties. In accordance with the provisions of Section 503 of the Employee Retirement Income Security Act of 1974, as amended from time to time, the Committee shall provide a procedure for handling claims under the Plan. Such procedure shall be in accordance with regulations issued by the Secretary of Labor and shall provide adequate written notice within a reasonable period of time with respect to the denial of any claim as well as a reasonable opportunity for a full and fair review by the Committee of any such denial. The Committee may retain auditors, accountants, legal counsel and actuarial counsel selected by it. Any person authorized to act on behalf of the Committee may act in any such capacity, and any such auditors, accountants, legal counsel and actuarial counsel may be persons acting in a similar capacity for one or more Subsidiaries and may be employees of one or more Subsidiaries. The opinion of any such auditor, accountant, legal counsel or actuarial counsel shall be full and complete authority and protection in respect to any action taken, suffered or omitted by any person authorized to act on behalf of the Committee in good faith and in accordance with such opinion.
     3.2. Annual Statement. The Company shall prepare and hand deliver or mail by first class mail to each Participant by March 1 of each year, a statement of his Deferred Compensation Account.
ARTICLE IV
AMENDMENT AND TERMINATION
     The Company reserves the right to amend or terminate the Plan at any time by action of the Board or its delegate, except that that no such action shall adversely affect any Participant or beneficiary who has a Deferred Compensation Account (including the right of Participants to make a new distribution election under Section 2.10), or result in any change in the timing or manner of payment of the amount of any Deferred Compensation Account, without the consent of the affected Participant or Beneficiary. Notwithstanding the preceding sentence, the limitation requiring the consent of Participants or their Beneficiaries to certain actions shall not apply to any amendment or termination that is deemed necessary by the Company to ensure compliance with Section 409A of the Code. In the event that the Plan is terminated, the amounts allocated to a Participant’s Deferred Compensation Account shall be distributed to the Participant or his Beneficiary on the dates on which the Participant or his Beneficiary would otherwise receive benefits hereunder without regard to the termination of the Plan.

ARTICLE V
MISCELLANEOUS
     5.1. Nonalienation. Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code, the Company shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant’s or Beneficiary’s interest under this Plan to an “alternate payee” as defined in Section 414(p) of the Code.
     5.2. Nature of Payment Obligation. The Plan shall create only a contractual obligation on the part of the Company to make payments (subject to tax and other withholding required by law) when due in accordance with the Plan out of the general assets of the Company. No Participant, Beneficiary, or other party claiming under the Plan shall have any interest in any specific asset of the Company. To the extent that any party acquires the right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company. The Company may, but shall not be obligated to, maintain one or more trusts for the purpose of providing for payments under the Plan. Any such trust or trusts may be revocable or irrevocable, but the assets thereof shall be subject to the claims of the Company’s general creditors. To the extent that any amounts payable under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such amounts shall remain the obligation of, and shall be paid by, the Company.
     5.3. No Employment or Other Rights. Neither the establishment or maintenance of the Plan nor the status of a person as an employee or a Participant shall give any person any right to be retained in the employ of the Company or any Subsidiary; and no Participant, Beneficiary, or person claiming under or through a Participant shall have any right or interest in any benefit under the Plan unless and until the terms, conditions and provisions of the Plan affecting the Participant shall have been satisfied. The provisions of the Plan shall not be construed as giving any person, firm or entity any legal or equitable right as against the Company or any of its Subsidiaries, their officers, employees, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.
     5.4. Limitation of Liability. No member of the Board or Committee and no officer, employee, or director of the Company or any Subsidiary shall be liable to any person for any action taken or omitted in connection with the Plan, nor shall any Subsidiary other than the Company be liable to any person for any such action or omission, and the sole liability of the Company under the Plan shall be to make the payments provided for under the Plan when due. No person shall, because of the Plan, acquire any right to an accounting or to examine the books or the affairs of the Company or any Subsidiary. Nothing in the Plan shall be construed to create any trust or fiduciary relationship.

     5.5. Construction and Governing Law. Words used herein in the masculine gender shall be construed to include the feminine gender where appropriate and the words used herein in the singular or plural shall be construed as being in the plural or singular where appropriate. Article and Section titles are for convenience of reference only and shall not be considered in construing the provisions of the Plan. The Plan shall be construed, enforced, and administered and the validity thereof determined in accordance with the law of the State of Delaware, to the extent that applicable federal law does not apply to the Plan.
     5.6. Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.
     5.7. Expenses. The Company shall pay all expenses incurred by it in the administration of the Plan.
     5.8. Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.
     5.9. Withholding of Taxes. To the extent permitted under Section 409A of the Code, the Company and its Subsidiaries may withhold or cause to be withheld from any amounts deferred or payable under the Plan all federal, state, local and other taxes as shall be legally required.
     5.10. Communications. Any notice, filing or other communication required or permitted to be given to the Company under the Plan shall be hand delivered, or sent by registered or certified mail to Company at the address set forth below or to such other address as the Company may have furnished to a Participant or Beneficiary in writing in accordance with the Plan:
Windstream Corporation
4001 Rodney Parham Road
Little Rock, Arkansas 72212
Attention: General Counsel
Except as provided in Article III with respect to account statements, any notice, filing, other communication or payment required or permitted to be given or made to a Participant or Beneficiary under the Plan shall be hand delivered, or sent by registered or certified mail to the Participant or Beneficiary. A notice, filing, communication, or payment mailed to a Participant or Beneficiary shall be to such address as is given in the records of the Company or to such other address as the Participant or Beneficiary may have furnished to the Company in writing in accordance with the Plan. Notices to the Company shall be deemed given as of the date of hand delivery or, if properly mailed, as of the date of actual receipt. Notices to a Participant or Beneficiary shall be deemed given as of the date of hand delivery or, if properly mailed, as of the date shown on the postmark on the receipt for registration or certification, except that notice of change of address shall be effective only upon actual receipt.
     5.11. Compliance with Section 409A of the Code. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred by the Participants under the Plan in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to Participants or their Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Any provisions that would cause any amount deferred or payable under the Plan to be includible in the gross income of any Participant or Beneficiary under Section 409A(a)(1) of the Code shall have no force and effect unless and until amended to cause such amount to not be so includible (which amendment may be retroactive to the extent permitted by Section 409A of the Code). Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
     IN WITNESS WHEREOF, Alltel Holding Corp. has caused this Plan to be executed as of this 16th day of July, 2006.

ALLTEL HOLDING CORP.
By:	/s/ John P. Fletcher
John P. Fletcher
Executive Vice President and General Counsel